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                                                                  Exhibit (a)(4)

                             Form of Election Form

                          WYNDHAM INTERNATIONAL, INC.
                  ELECTION FORM TO EXCHANGE ELIGIBLE OPTIONS

[_] I ACCEPT the offer from Wyndham International, Inc., a Delaware corporation (the "Company"), to exchange all of my options granted on or after January 1, 2000 (the "Eligible Options") under the Second Amendment and Restatement of the Company's 1997 Incentive Plan (the "Plan") for restricted unit awards (the "Restricted Units") pursuant to the terms set forth in that certain Offer to Exchange, dated November 19, 2001, from the Company (the "Offer to Exchange"). Subject to the terms of the Offer to Exchange, I hereby acknowledge that I will receive one Restricted Unit for each share of the Company's class A common stock, par value $0.01 per share ("Common Stock"), underlying my Eligible Options. The number of shares of Common Stock underlying my Eligible Options is set forth below. I understand that if I elect to tender my Eligible Options, all of my Eligible Options will be cancelled.

[_] I DECLINE the Company's offer to exchange all of my Eligible Options for Restricted Units.

     I acknowledge receipt of the Offer to Exchange and the documents referenced in the Offer to Exchange. I agree to be bound by all of the terms and conditions of the offer as described in the Offer to Exchange and the documents referenced in the Offer to Exchange, and understand that any Restricted Units I receive in connection with the offer will be subject to the terms of the Plan and the restricted unit award agreement to be executed by me and the Company. I further acknowledge and agree that participation in the offer in no way constitutes a contract for employment or guarantees employment for a specified term. If I am a party to a written employment agreement with the Company, my employment may be terminated by the Company or by me at any time in accordance with the terms of my employment agreement. If I am not a party to a written employment agreement with the Company, then I am an "at-will" employee and my employment may be terminated by the Company or by me at any time with or without cause or notice.


                                   _____________________________________________
                                   Signature

                                   _____________________________________________
                                   (Print Name)

                                   Date and Time:_______________________________
                                   SSN or other U.S. Tax ID #:__________________
                                   Shares of Common Stock
                                   subject to the outstanding
                                   Eligible Options:____________________________

     THIS ELECTION FORM MUST BE RETURNED TO WYNDHAM INTERNATIONAL, INC., 1950 STEMMONS FREEWAY, SUITE 6001, DALLAS, TEXAS 75207, ATTENTION: DIXIE SWEENEY NO LATER THAN THE EXPIRATION DATE OF THE OFFER VIA FACSIMILE AT (413) 683-7709 OR VIA HAND DELIVERY. UNLESS EXTENDED BY THE COMPANY, THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT ON DECEMBER 18, 2001.
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                       INSTRUCTIONS TO THE ELECTION FORM
             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.   Delivery of Election Form.

     A properly completed and executed Election Form (or a facsimile of it), and any other documents required by this Election Form, must be received by Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207,
Attention: Dixie Sweeney either via facsimile at (413) 683-7709 or via hand delivery on or before the Expiration Date for the offer. Unless extended by the Company, the offer will expire at 12:00 midnight, Central Standard Time, on December 18, 2001.

     The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed to be made only when the required documents are actually received by the Company. You may have your Election Form hand delivered to Dixie Sweeney at the Company, or you may fax it to Ms. Sweeney at (413) 683-7709. In all cases, you should allow sufficient time to ensure timely delivery. The Company intends to confirm via e-mail the receipt of your Election Form within three business days prior to the expiration of the offer; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by the Company.

2.   Withdrawal.

     Any tenders of Eligible Options made in connection with the offer may be withdrawn by you at any time before the Expiration Date. If the Company extends the offer beyond the Expiration Date, you may withdraw your tendered Eligible Options at any time before the expiration of the extended expiration date. In addition, although the Company currently intends to accept and cancel your validly tendered Eligible Options promptly after the expiration of the offer, unless the Company accepts your tendered Eligible Options by 12:00 midnight, Central Standard Time, on January 16, 2002, you may withdraw your tendered Eligible Options at any time after January 16, 2002, until the Company has accepted and cancelled your tendered Eligible Options. To withdraw tendered Eligible Options, you must hand deliver or fax a signed and dated Notice to Withdraw from the Offer containing the required information to the Company while you still have the right to withdraw the tendered Eligible Options. Withdrawals may not be rescinded and any Eligible Options withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn Eligible Options are properly re-tendered before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions. Upon the receipt of such a new signed and dated Election Form, any previously submitted Election Form or Notice to Withdraw from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3.   Conditions.

     The Company will not accept any alternative, conditional or contingent tenders of your Eligible Options. Although it is the Company's intent to send you a confirmation of receipt via e-mail of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right you may have to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent by the Company to you will merely be a notification that the Company has received your Election Form. It does not mean that your Eligible Options have been accepted or cancelled. Your Eligible Options that are accepted for exchange will not be cancelled until the Expiration Date. If the offer is extended, your Eligible Options will be cancelled on the extended expiration date.

     The Company will not accept partial tenders of your Eligible Options. Accordingly, you must tender all or none of your unexercised or partially unexercised Eligible Options.

4.   Signatures on Election Form.

     If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

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     If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should indicate such capacity when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Election Form.

5.   Other Information on Election Form.

     In addition to signing this Election Form, you must print your name and indicate the date on which you signed this Election Form. You must also include your government identification number, such as your social security number, tax identification number or national identification number, as appropriate.

6.   Requests for Assistance or Additional Copies.

     Any questions or requests for assistance as well as requests for additional copies of the Offer to Exchange or this Election Form should be directed to Dixie Sweeney at Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, Telephone Number: (214) 863-1081, Facsimile Number: (413) 683-7709, e-mail address: dsweeney@wyndham.com. Copies will be furnished promptly at the Company's expense.

7.   Irregularities.

     All questions as to the number of shares of Common Stock underlying Eligible Options to be accepted for exchange and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Eligible Options will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of Eligible Options that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity in the tender of any Eligible Options. The Company's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No tender of Eligible Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defect or irregularity in connection with the tender of Eligible Options must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the tender of Eligible Options, and no person will incur any liability for failure to give any such notice.

8.   Additional Documents to Read.

     You should be sure to read the Offer to Exchange, all documents referenced in the Offer to Exchange, and the letter from Fred J. Kleisner, dated November 19, 2001, before deciding to participate in the offer.

9.   Important Tax Information.

     You should be sure to read Section 15 of the Offer to Exchange, which contains important U.S. federal income tax information.

10.  Acknowledgement.

     By accepting the offer, you acknowledge that (i) your acceptance of the offer is voluntary; and (ii) the offer, the tendered Eligible Options and the Restricted Units are not part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

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